EXHIBIT 99.5

SERVICER COMPLIANCE CERTIFICATE

Perry D. Moore

Executive Vice President and CFO

Education Lending Services, Inc.

6 East Fourth Street, Suite 300

Cincinnati, Ohio 45202

The undersigned hereby certifies that (i) he or she is an authorized officer of Education Loan Servicing Corporation (“ELSC”), (ii) a review of the activities of ELSC under:

(1) the Student Loan Origination and Servicing Agreement dated July 26, 2004, among ELSC, Fifth Third Bank as eligible lender trustee for Education Funding Resources, LLC, Education Funding Resources, LLC and Education Lending Services, Inc.;

(2) the Student Loan Origination and Servicing Agreement dated as of June 1, 2005, among ELSC, CIT Education Loan Trust 2005-1 (the “Trust”), The Bank of New York as Eligible Lender Trustee on behalf of the Trust and Education Lending Services, Inc.; and

(3) the Student Loan Origination and Servicing Agreement dated July 1, 2005, between ELSC and Student Loan Xpress, Inc.

(items 1 through 3 being referred to collectively herein as the “Servicing Agreements”) for the period from January 1, 2005 through December 31, 2005 has been made under the supervision of the undersigned and (iii) to the best of my knowledge, based on such review, ELSC has fulfilled all its obligations under the Servicing Agreement throughout such period.

March 1, 2006	By:	/s/ David H. Harmon
	Name:	David H. Harmon
	Title:	President and CEO